Exhibit 99.1

SYNCHRONY FINANCIAL
MONTHLY CHARGE-OFF AND DELINQUENCY STATISTICS
AS OF AND FOR EACH OF THE THIRTEEN MONTHS ENDED
(unaudited, $ in billions)

The following table provides monthly charge-off and delinquency statistics as of and for each of the thirteen months ended November 30, 2022.
The year over year increase in the over-30 day loan delinquencies as a percentage of period-end loan receivables (the “30+ delinquency rate”) at November 30, 2022 and the year over year increase in net charge-offs for the month ended November 30, 2022 reflect the gradual normalization of credit trends.

	Nov 30, 2022	Oct 31, 2022	Sep 30, 2022	Aug 31, 2022	Jul 31, 2022	Jun 30, 2022	May 31, 2022	Apr 30, 2022	Mar 31, 2022	Feb 28, 2022	Jan 31, 2022	Dec 31, 2021	Nov 30, 2021

Period-end loan receivables	$90.0	$87.4	$86.0	$85.0	$84.1	$82.7	$81.5	$79.7	$78.9	$78.5	$79.3	$80.7	$79.6
Loan receivables held for sale	$—	$—	$—	$—	$—	$—	$3.5	$4.0	$4.0	$3.9	$4.1	$4.4	$3.8
Average loan receivables, including held for sale	$87.8	$86.2	$85.2	$84.0	$82.9	$83.5	$83.8	$82.9	$82.0	$82.6	$83.6	$84.3	$81.2

30+ days past due as a % of period-end loan receivables	3.6%	3.4%	3.3%	3.1%	2.9%	2.7%	2.7%	2.7%	2.8%	2.9%	2.8%	2.6%	2.6%

Net charge-offs (annualized) as a % of average loan receivables, including held for sale(1)	3.6%	3.4%	2.9%	3.1%	3.0%	2.9%	2.7%	2.7%	2.9%	2.8%	2.5%	2.6%	2.4%
Recovery adjustment(2)	0.1%	—%	0.1%	—%	—%	(0.2)%	0.2%	(0.1)%	0.2%	—%	(0.2)%	(0.2)%	0.1%
Adjusted net charge-offs as a % of average loan receivables, including held for sale(3)	3.7%	3.4%	3.0%	3.1%	3.0%	2.7%	2.9%	2.6%	3.1%	2.8%	2.3%	2.4%	2.5%

(1) Charge-offs are executed on charge-off cycle dates which occur on various days during each calendar month. The number of different charge-off cycle dates in each month varies based on such factors as the calendar and the timing of billing cycles. As a result, the amount of charged-off loan receivables can vary between monthly periods with no corresponding change in the performance of the portfolio. The following table sets forth the number of different charge-off cycle dates for our consumer credit card loan receivables, which represent approximately 95% of total period end loan receivables at November 30, 2022, for the calendar months indicated.
	2021	2022
January	28	28
February	28	28
March	29	28
April	27	26
May	28	30
June	29	28
July	25	28
August	30	29
September	28	27
October	28	28
November	28	29
December	28	25
(2) Represents adjustment to allocate recoveries, including debt sales, evenly across the three calendar months of each respective quarterly reporting period. The adjustments for periods other than for the last month of each calendar quarter incorporate estimated recoveries for the applicable full quarterly reporting period. Such estimates are subject to change within each applicable quarter and may differ from actual quarterly results.
(3) Adjusted net charge-offs represent a non-GAAP financial measure. Adjusted net charge-offs as a % of average loan receivables, including held for sale, represent the Company's net charge-off rate for each month including the 'recovery adjustment' defined above. We believe the presentation of this measure is useful to investors as it represents a monthly measure which is more indicative of both our quarterly and annual net charge-off rates.
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